Exhibit 4.52

[Note: Translation from the original agreement written in Chinese]

 Execution Copy

Eighth Amended and Restated Loan Agreement

The Eighth Amended and Restated Loan Agreement is executed on September 7, 2015 by the following parties:

eLong, Inc. (hereinafter “Party A”)

Legal Address: 4th Floor, Hutchence David Century Garden, George Town, Grand

Cayman, Cayman Islands

Hao Jiang (hereinafter "Party B")

Residence: Room 601, Building No. 63, No. 316, Gumeixi Road, Minhang District, Shanghai

ID No.:

Rong Zhou (hereinafter "Party C")

Residence: Room 101, Building No. 41, No. 300, Xiaxi Road, Changning District, Shanghai

ID No.:

eLongNet Information Technology (Beijing) Co., Ltd. (hereinafter “Party D”)

Address: No. 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing

Each party hereto shall be called a “Party” and together the “Parties”

Whereas:

1.	Party A is a company registered in the Cayman Islands; Party D is a wholly foreign owned enterprise registered and validly existing under the laws of PRC.

2.	Party B and Party C are the citizens of the People’s Republic of China and collectively hold 100% equity interest in Beijing eLong Information Technology Co., Ltd. (“Beijing eLong”).

3.	Party A, and Guangfu Cui and Haochuan Ding, the former individual shareholders who then collectively held 100% of Beijing eLong, previously entered into a Seventh Amended and Restated Loan Agreement on November 10, 2014, under which Party A provided Guangfu Cui and Haochuan Ding with loans totaling RMB16,000,000, of which 14,000,000 was to Guangfu Cui and RMB 2,000,000 was to Haochuan Ding.

4.	Pursuant to the Equity Interest Transfer Agreement entered into by Party B, Party C, Guangfu Cui and Haochuan Ding on September 7, 2015; and pursuant to the Debt Transfer Agreement entered into by Party A, Party B, Party C, Party D, Guangfu Cui and Haochuan Ding on September 7, 2015, the 100% interest in Beijing eLong formerly and collectively held by Guangfu Cui and Haochuan Ding, and all rights and obligations pertaining thereto, have been transferred to Party B and Party C.

5.	In order to reflect Party B and Party C’s succession to former loan agreement, Party A, Party B, Party C and Party D hereby decide to amend and restate the former loan agreement.

NOW THEREFORE, Party A, Party B, Party C and Party D through friendly negotiations hereby agree to and abide by the agreement as set forth below:

1.	Party A agrees to provide Party B and Party C with a loan totaling RMB16,000,000, of which RMB14,000,000 is to Party B and RMB 2,000,000 to Party C, in accordance with the terms and conditions under the Agreement; Party B and Party C agree to accept this loan. For the avoidance of doubt, the Parties confirm that Party A has already provided this loan to Party B and Party C.

2	The parties agree and confirm that the considerations paid by Party B and Party C to purchase the equity interests in Beijing eLong or the increased registered capital subscribed for Beijing eLong in the future shall be borrowed by Party B and/or Party C from Party D. The parties agree to enter into a supplementary agreement on such new loan according to this agreement. Party B and Party C cannot request any loan alone or from any third party other than Party A or Party D in order to obtain and pay the above transfer considerations and/or increased registered capital, unless agreed by Party A in writing.

3	The parties confirm that as requested by Party A and Party C and to the extent permitted by PRC laws, Party A may transfer its creditor’s rights in Party B and Party C to Party D, or Party D grants a loan to Party B and Party C in order to repay the loan of Party B and Party C from Party A.

4.	Party B and Party C agree that the loan shall be used only as the paid-in registered capital of Beijing eLong or to be invested in Beijing eLong in other forms. Party B and Party C shall not use the loan for any other purpose without the written consent of Party A.

5.	In order to ensure that Beijing eLong’s cashflow meets the requirements of its daily operations and covers for any losses, to the extent permitted by PRC law, Party A and/or Party D shall provide financial support to Beijing eLong, whose shares are held by Party B and Party C. Party A’s financial support shall be in the form of loans, and the Parties shall enter into additional agreements with respect to such support. If Beijing eLong is incapable of repaying such loans, Party A and/or Party D agree to not require Beijing eLong to make such repayment.

6.	The following are preconditions to the loan provided by Party A to Party B and Party C:

(1)	Party B, Party C and Party D have formally executed an Equity Interest Pledge Agreement (“Equity Interest Pledge Agreement”), according to which Party B and Party C agree to pledge all their equity interests in Beijing eLong to Party D.

(2)	Party B, Party C, Party A and Party D have formally executed an Exclusive Purchase Right Agreement as set forth in Section 7 below (“Exclusive Purchase Right Agreement”), according to which, to the extent permitted by PRC law, Party B and Party C grant Party A the right to purchase all or part of their equity interests in Beijing eLong.

(3)	The above-mentioned Equity Interest Pledge Agreement and Exclusive Purchase Right Agreement are in full effect, and no party is in breach of the foresaid agreements. In addition, all relevant filing procedures, approvals, authorizations, registrations and governmental proceedings (if needed) have been obtained or completed.

(4)	The representations and warranties of Party B and Party C under Section 12 are true, complete, correct and not-misleading.

(5)	Party B and Party C have not breached any of their commitments under Section 13 and Section 14 of this Agreement. There is no existing or foreseeable event that may affect Party B and Party C’s performance of the obligations hereunder.

7.	Party A, Party B and Party C hereby agree and confirm that, as permitted by and within the scope of PRC law, Party A has the right but not the obligation, at any time, to buy or designate other persons (legal person or natural person) to purchase all or a portion of the equity interests of Party B and Party C in Beijing eLong (the “Purchase Right”); provided that Party A shall notify Party B and Party C in writing of the purchase of equity interests. Once Party A has issued the written notice executing the purchase right, Party B and Party C shall immediately transfer their equity interests in Beijing eLong to Party A or any other person as designated by Party A at the original investment price or other price as agreed by Party A. Party A, Party B, and Party C agree to sign an exclusive purchase right agreement in respect of the aforesaid matters.

8.	Party B and Party C agree that, once they transfer their equity interest in Beijing eLong to Party A or such person designated by Party A pursuant to the terms of the exclusive purchase right agreement, any proceeds raised from the transfer shall be paid promptly to Party A as repayment of the loan under this Agreement.

9.	The Parties agree and confirm that, unless otherwise set forth in this Agreement, the loan under this Agreement shall be deemed an interest-free loan. However, in the event that an appraisal is required under applicable law at the time of the shareholding transfer stipulated in section 5, and the equity interest transfer price is higher than the principal of the loan, the amount greater than the principal shall be paid back to Party A as interest on the loan or cost of capital. If PRC law forbids such shareholding transfer, Party B and Party C shall pay the excess amount to Party A or entity or person designated by Party A in a manner in accordance with PRC law.

10.	The term for the loan hereunder is twenty (20) years, beginning on the date of execution of this Agreement (the “Loan Term”). Upon expiry of the Loan Term, the Loan Term shall be automatically extended for additional 20 year terms, and such extensions may be without limit. The effectiveness of this agreement shall be the same as the loan. Party A may unilaterally terminate this agreement or the Loan Term at any time by notice to Party B and/or Party C.

11	However, during the initial or any subsequent Loan Terms, the following events shall be deemed to be Party A immediately accelerating the loan:

(1)	Party B and/or Party C quits from, or is dismissed by, Party A or its affiliates;

(2)	Party B and/or Party C becomes deceased or becomes a person without capacity or with limited capacity for civil acts;

(3)	Party B and/or Party C commits, or is involved in, a crime;

(4)	Any third party claims more than RMB100,000 against Party B or Party C; or

(5)	PRC law permits Party A or other person designated by Party A to invest in the internet information service business and other businesses of Beijing eLong, and according to the Exclusive Purchase Right Agreement, Party A issues a written notification to Party B or Party C for the purchase of, and carries out the purchase, of their respective shareholding interest in Beijing eLong.

At loan maturity, the relevant borrower (or its successor or transferee) shall promptly transfer its equity interest in Beijing eLong to the person designated by Party A (or to Party A if permitted by PRC law). Any proceeds raised from the transfer shall be paid to Party A as the repayment of the loan and the right and obligations under this Agreement of such borrower shall terminate simultaneously.

12.	Party A represents and warrants to Party B and Party C that, on the execution date of this Agreement,

(1)	Party A is a company registered in, and validly existing under laws of, the Cayman Islands. Party D is a wholly foreign owned enterprise registered and validly existing under the laws of PRC.

(2)	Party A and Party C each has the right to enter into and perform this Agreement. Party A and Party D each has the right, under its business scope, articles of association and other organizational documents, and power and has obtained all necessary and appropriate approval and authorization to enter into and perform this Agreement;

(3)	The execution and the performance of this Agreement does not contravene any laws, regulations, governmental approvals, authorizations, notifications, other government documents binding on Party A and Party D, and does not contravene any contracts Party A and Party D each has executed with, or commitments made to, any third party; and

(4)	Upon execution, this agreement shall constitute a legal, valid and binding obligation of Party A and Party D, enforceable in accordance with its terms.

13.	Party B and Party C each represents and warrants to Party A and Party D that, from the execution date to the termination date of this Agreement:

(1)	Beijing eLong is a limited liability company registered and validly existing under the laws of PRC. Party B and Party C legally hold the shares of Beijing eLong;

(2)	Party B and Party C each has the right to enter into and execute this Agreement. Party B and Party C each has the right, under its articles of association and other organizational documents, and has obtained all necessary and appropriate approval and authorization to enter into and perform this Agreement;

(3)	The execution and the performance of this Agreement does not contravene any laws, regulations, governmental approvals, authorizations, notifications, other government documents binding on Party B or Party C, and does not contravene any contracts Party B or Party C has executed with, or commitments made to, any third party; and

(4)	Upon execution, this agreement shall constitute a legal, valid and binding obligation of Party B and Party C, enforceable in accordance with its terms.

(5)	Party B and Party C have fully paid the registered capital contributions for their equity in Beijing eLong in accordance with applicable laws and regulations and have obtained capital contribution verification report issued by a qualified accounting firm;

(6)	Other than pursuant to the terms of the Equity Pledge Agreement, Party B and Party C have not created a pledge, mortgage or any other security, nor made a third party any offer to transfer their shareholding in Beijing eLong, nor have they accepted an offer of any third party to purchase their equity, nor executed any agreement with a third party to transfer the shareholding of Party B or Party C;
(7)	There is no dispute, lawsuit, arbitration, administrative or other proceeding related to the shareholding of Beijing eLong held by Party B and Party C, or any threatened dispute, lawsuit, arbitration, administrative or other proceeding involving Party B and Party C and/or the shareholding held by Party B and Party C; and

(8)	Beijing eLong has completed all governmental approvals, authorizations, licenses, registrations, and filings to possess its assets and to carry out the business within the scope of its business license.

14.	Party B and Party C covenant that, during the term of this Agreement, they shall:

(1)	Unless specifically permitted by this Agreement, not sell, transfer, mortgage, dispose of in any other way, or create other security interest on, any of its shareholding in Beijing eLong without Party A’s prior written consent;

(2)	Use the proceeds of the loan under this Agreement, only for equity investment in Beijing eLong. Without the prior consent of Party A, Party B and Party C shall not transfer the shareholding to any third party or create, derive any benefit or set any mortgage thereon.

(3)	Unless requested by Party A, not, through any means, make early repayment of the loan.

(4)	Without Party A’s prior written consent, not to consent, support or execute any resolution in the shareholders’ meeting of Beijing eLong for the sale, transfer, mortgage, any other disposal of Beijing eLong’s shareholding or equity interest or to create any other security interest of Beijing eLong’s legal right of equity or equity interest, unless the counterparty is Party A or person designated by Party A;

(5)	Without Party A’s prior written consent, not consent, support or execute any resolution in the shareholders’ meeting of Beijing eLong for the merger or combination with, acquisition or investment in, any person;

(6)	Promptly inform Party A of the pending or threatened suit, arbitration or regulatory procedure concerning the shares of Beijing eLong;

(7)	Execute all necessary or appropriate documents, take all necessary or appropriate action and bring all necessary or appropriate lawsuit or make all necessary and appropriate defense against all claims, in order to maintain the shareholding interest in Beijing eLong;

(8)	Take no action or inaction that may materially affect the assets, business and liabilities of Beijing eLong without Party A’s prior written consent;

(9)	Upon Party A’s request, appoint any person to be the director of Beijing eLong;

(10)	Transfer promptly and unconditionally at once all of the shareholding of Beijing eLong to Party A or designee of Party A, and cause the other shareholders of Beijing eLong to waive their right of first purchase to such equity, as requested by Party A, provided that such transfer is permitted under the PRC laws;

(11)	Not request Beijing eLong to issue dividends or allocate its allocable profits to Party B and Party C;

(12)	Cause the other shareholder of Beijing eLong to transfer promptly and unconditionally at once all of its shareholding of Beijing eLong to Party A or designee of Party A, and cause the other shareholders of Beijing eLong to waive their right of first purchase to such equity, as requested by Party A, provided that such transfer is permitted under the PRC laws;

(13)	Promptly pay Party A any proceeds raised from the transfer of the shareholding of Party B or Party C to Party A or person designated by Party A;

(14)	Comply strictly with the terms of this Agreement and the Exclusive Purchase Right Agreement, fully perform all obligations under such contracts and do nothing affecting the validity and enforceability of such contracts;

(15)	If the dissolution or liquidation of Beijing eLong is required under PRC law, Party B and Party C shall cause Beijing eLong, to the extent permitted by applicable law, to sell the assets of Beijing eLong at the lowest possible price, and use any proceeds to repay the loan to Party A; and

(16)	In the event of mandatory dissolution or liquidation discussed above, Party B and Party C shall pay Party A any additional benefit derived from nonreciprocal transfer. If PRC law bars such transfer, Party B and Party C shall make such payment to Party A or its designee in a manner in accord with applicable law.

15.	Party B and Party C, as major shareholders of Beijing eLong, agree that they shall cause Beijing eLong, to perform the following obligations during the term of this Agreement,

(1)	Not to supply, amend or modify its articles of constitution, to increase or decrease its registered capital, or to change its capital structure in any way without Party A’s prior written consent;
(2)	Subject to good financial and business rules and practices, to maintain and operate its business and handle matters prudently and effectively;

(3)	Not to sell, transfer, mortgage, dispose of in any other way, or to create other security interest on, any of its assets, business or legal right to collect interests without Party A’s prior written consent;

(4)	Without Party A’s prior written consent, not to create, succeed to, guarantee or permit any debt, except (i) debt arising in the course of the ordinary or daily business operation, but not arising from the loan, and (ii) debt which was previously reported to Party A or approved in writing by Party A;

(5)	To operate the business of Beijing eLong in the ordinary course in order to maintain the value of its assets;

(6)	Without Party A’s prior written consent, not to execute any material contracts (for this clause, a contract will be deemed material if the value of it exceeds RMB100,000) except those executed during the ordinary course of business;

(7)	To provide all operational and financial information to Party A, if requested by Party A;

(8)	Not to merge or combine with, buy or invest in, any other person without Party A’s prior written consent;

(9)	Without Party A’s prior written consent, not to issue dividends to each shareholder in any form, however, Beijing eLong shall promptly allocate all its allocable profits to each of its shareholders upon Party A’s request;

(10)	To promptly inform Party A of any pending or threatened suit, arbitration or regulatory notice concerning the assets, business or income of Beijing eLong;

(11)	To execute all necessary or appropriate documents, to take all necessary or appropriate actions and to bring all necessary or appropriate lawsuits or to make all necessary and appropriate defenses against all claims, in order to maintain the ownership by Beijing eLong of its assets;

(12)	To comply strictly with the terms under the technical service contract and other contracts, fully perform all obligations under such contracts and do nothing affecting the validity and enforceability of such contracts.

16.	Party B and Party C further agree that, they shall pledge their complete shareholding in Beijing eLong to Party D as a guarantee of the payment obligation of Beijing eLong under the technical service contract. Party B and Party C shall promptly handle procedures for the registrations of the pledge at the company registration authority after execution of this Agreement.

17.	The Agreement shall be binding on the Parties and their assigned and permitted transferees, and executed only for their interest. Without the prior written consent of the other Party, no party shall transfer, pledge or transfer in any other way the rights, interest or obligations under this Agreement.

18.	The execution, validity, interpretation, performance, modification, termination and settlement of disputes of this Agreement shall be governed by PRC law.

19.	Arbitration

(1)	Any dispute, controversy or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). The Arbitration Commission shall conduct arbitration in accordance with the rules of Arbitration in effect on the date of application. The arbitration award shall be final and binding upon both parties.

(2)	The arbitration site shall be in Beijing.

(3)	The arbitral language shall be Chinese.

(4)	The arbitral panel shall be composed of three arbitrators. Each party should respectively appoint an arbitrator, the chairman of the arbitral panel shall be appointed by both parties through consultation. In case both parties do not agree on the person selected for the chief arbitrator within twenty days from the date of their respective arbitral appointments, the director of the Arbitration Commission shall have the right to appoint the chief arbitrator. The chief arbitrator shall not be a Chinese citizen or United States citizen.

(5)	Both parties agree that the court of arbitration established according to the regulation shall have the right to provide specific performance in accordance with PRC law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties confirm that any court having jurisdiction (including PRC courts) may carry out specific performance of the arbitral award.

(6)	Both parties agree to conduct arbitration in accordance with this Section, and irrevocably waive the right to appeal, reexamine or prosecute to national court or other judicial body in any form, subject to the effectiveness of this waiver. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

20.	This Agreement shall be effective as of the date first set forth above and shall remain in force until all obligations of the Parties are been fully performed.

21.	In no circumstances do Party B and Party C have a right of early termination of this Agreement.

22.	The Parties may enter into agreements to amend or supplement this Agreement; Party A has the right to amend or supplement this Agreement, and Party B and Party C shall cooperate and unconditionally sign any additional documents. Any outstanding issues of this agreement, if any, shall be supplemented by parties hereto through signing a written agreement. Any amendment, change and supplement executed by all the parties and any appendix of this Agreement shall be the indispensable part of this Agreement.

23.	This Agreement contains the full text of the agreement between the Parties, and replaces all prior oral negotiations or written opinions regarding the matters contained herein.

24.	This Agreement is severable; any invalid or unenforceable clause of this Agreement will not affect the effectiveness and enforceability of other clause of this Agreement.

25.	All the parties shall strictly protect and maintain the confidentiality of all business, operations and financial data acquired from the other Parties under this Agreement.

26.	This Agreement is in triplicate and each Party holds one copy. Each original has the same legal effect.

[No text hereunder]

 [signature page of Amended and Restated Loan Agreement]

Party A: eLong, Inc.

Authorized Representative (Signature):	/s/ Hao Jiang

Party B: Hao Jiang

Signature:	/s/ Hao Jiang

Party C: Rong Zhou

Signature:	/s/ Rong Zhou

Party D: eLongNet Information Technology (Beijing) Co., Ltd.

Authorized Representative (Signature):	/s/Guangfu Cui